CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of AutoChina Group Inc. and Subsidiaries on Form F-3 our report dated May 27, 2009 on the balance sheet of AutoChina International Limited (formerly   Spring Creek Acquisition Corp.) (a development stage company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and October 16, 2007 (date of inception) to December 31, 2008 (cumulative) appearing in the Form F-1/A filed by AutoChina Group Inc. and Subsidiaries on November 23, 2009  and to the reference to us under the heading "Experts" in the prospectus.

Crowe Horwath LLP

Sherman Oaks, California
February 16, 2010